Exhibit 10.1

AMENDMENT LETTER

From:	Sirona Dental Systems, Inc., as Obligors’ Agent under the Senior Facilities Agreement (as defined below) for and on behalf of each of the Obligors.
To:	J.P. Morgan Europe Limited (as Facility Agent under the Senior Facilities Agreement (as defined below)).

19 January 2007

Dear Sirs,

1.	Introduction
(a)

We refer to the senior facilities agreement dated 22 November 2006 (as amended by an amendment letter dated 5 December 2006) and made between, among others, Sirona Dental Systems, Inc., Schick Technologies, Inc., Sirona Dental Systems GmbH, Sirona Dental Services GmbH, Sirona Dental Systems LLC, Sirona Holding GmbH, Sirona Immobilien GmbH, together with J.P. Morgan plc and UBS Limited as mandated lead arrangers, JPMorgan Chase Bank, N.A. and UBS Limited as original lenders and J.P. Morgan Europe Limited as facility agent (the “Senior Facilities Agreement”);

(b)	Capitalised terms defined in the Senior Facilities Agreement have the same meaning when used in this letter, unless expressly defined in this letter.
2.	Amendments

Pursuant to Clause 38 (Amendments and Waivers) of the Senior Facilities Agreement, we request the Majority Lenders’ approval that the following provisions of the Senior Facilities Agreement are amended as follows:

(a)	the following definition shall be inserted into Clause 1.1 (Definitions):

“ “U.S. Exclusivity Agreement” means a distributorship agreement dated 27 April 1998 between Sirona Dental Systems GmbH and Paterson Companies, Inc., as amended and restated from time to time.”;

(b)	paragraph (a) of Clause 11.7 (Exit) shall be deleted in its entirety and replaced with the following:
“(a)	For the purpose of this Clause 11.7:
(i)

“Change of Control” means any person or group of persons acting in concert (other than the Initial Investors) gains control of the Company provided that, no Change of Control shall be deemed to occur if the board of directors of the Company shall consist of a majority of continuing directors.

(ii)	For the purposes of the definition of “Change of Control” in this Clause 11.7:
(A)

“acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Company, to obtain or consolidate control of the Company;

(B)	“control” means, in relation to the Company, the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(i)	cast, or control the casting of, more than one half of the maximum number of votes that might be cast at a general meeting of the Company; or
(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or
(iii)	give directions with respect to the operating and financial policies of the Company generally which the directors or other equivalent officers of the Company are obliged to comply with;
(C)

“continuing directors” means directors of the Company who were immediately prior to the occurrence of any event or circumstance that would (but for the proviso set out in sub-paragraph (a)(i) above) result in a Change of Control, directors, nominees of such directors or nominees of the Initial Investors.”;

(c)	the table in paragraph (a) of Clause 12.3 (Margin Ratchet) shall be deleted and replaced with the following:
“ Column 1	Column 2
Relevant Ratio	Margin % per annum for Facility A1, A2 and Revolving Facility
Greater than 3.5:1	0.90
Equal to or less than 3.5:1 but greater than 3:1	0.75
Equal to or less than 3:1 but greater than 2.5:1	0.65
Equal to or less than 2.5:1 but greater than 2:1	0.55
Equal to or less than 2:1	0.45 “;

(d)	the reference to “this Clause 16.9” in paragraph (h) of Clause 16.8 (German Borrowers) shall be amended to read “this Clause 16.8”;
(e)	the table in paragraph (a) of Clause 24.2 (Financial Condition) shall be deleted and replaced with the following:
“	Column 1 Relevant Period expiring	Column 2 Ratio
	31 March 2007	4.00:1
	30 September 2007	3.75:1
	31 March 2008	3.50:1
	30 September 2008	3.00:1
	31 March 2009	2.75:1
	Thereafter	2.50:1 ”;

(f)

sub-paragraph (b)(ii)(B) of Clause 25.7 (Acquisitions) shall be amended by the insertion of the words “semi-annual” after the words “tested on a prospective pro forma basis over the two following”; and

(g)

paragraph (b) of Clause 25.27 (Compliance with U.S. Exclusivity Agreement) shall be amended by the deletion of the word “Partiers” after the words “to those of the Finance” and the insertion of the word “Parties” in its place.

3.	Agreement

By countersigning this letter the Facility Agent (acting on the instructions of the Majority Lenders) agrees to the amendments set out above. Except as expressly amended by this letter the Finance Documents shall continue in full force and effect in accordance with their respective terms.

4.	Third party rights

A person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce or enjoy the benefit of any terms of this letter.

5.	Governing Law

This letter is governed by English law.

This letter is a Finance Document.

Please sign and return a copy of this letter to confirm your agreement to the above.

Yours faithfully,

/s/ Simone Blank

...............................................................

for

Sirona Dental Systems, Inc.

for itself and as agent for each

of the other Obligors under the Senior Facilities Agreement

We agree to the above

/s/ Justin Dowt

.........................................................

for

J.P. MORGAN EUROPE LIMITED

as Facility Agent for

and on behalf of the Majority Lenders

under the Senior Facilities Agreement